Exhibit 99.1

SUPERVALU Reports Record First Quarter Fiscal 2009 Earnings

Updates Fiscal 2009 Guidance

MINNEAPOLIS--(BUSINESS WIRE)--SUPERVALU INC. (NYSE: SVU) today reported sales and earnings for the first quarter of fiscal 2009. The company reported first quarter net sales of $13.3 billion compared to $13.3 billion last year, record net earnings of $162 million, an increase of 9 percent compared to $148 million last year, and record diluted earnings per share of $0.76, an increase of 10 percent compared to $0.69 last year. First quarter fiscal 2009 and first quarter fiscal 2008 results also included after-tax charges for one-time acquisition-related costs of $6 million and $17 million, respectively, or $0.03 and $0.08 per diluted share, respectively.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “While we are pleased with our record results and the continued progress of the Albertsons integration, the ongoing weakness in the economy combined with higher food and energy inflation has created conditions that make us take a more cautious view for the balance of the fiscal year. In light of the macroeconomic environment, we have updated our guidance and are responding with tighter expense controls and other cost-savings activities. We remain confident that we are doing the right things for the long-term health of our business and are effectively managing those factors under our control in order to create a foundation for sales momentum and future growth.”

First Quarter Results

First quarter retail food net sales were $10.3 billion compared to $10.4 billion last year, a decrease of 0.7 percent, primarily reflecting the impact of store closures and identical store sales of negative 0.9 percent, excluding fuel, primarily as a result of soft sales and higher levels of competitive openings. Retail square footage increased 0.1 percent from the first quarter of fiscal 2008, with new store openings offset by the previously announced closure of underperforming stores. When excluding store closures, total retail square footage increased 2.5 percent from the first quarter of fiscal 2008.

First quarter supply chain services net sales were $3.0 billion compared to $2.9 billion last year, an increase of 4.6 percent, primarily reflecting the pass through of inflation, new business growth and lower than normal customer attrition.

The company’s business segment mix changed slightly in the first quarter this year compared to last year. Retail food net sales in the first quarter of fiscal 2009 represented 77.5 percent of total net sales compared to 78.4 percent last year. Supply chain services net sales in the first quarter of fiscal 2009 represented 22.5 percent of total net sales compared to 21.6 percent last year.

Gross profit margin in the first quarter decreased 20 basis points as a percent of net sales to 23.0 percent, primarily related to the change in business segment mix.

Selling and administrative expenses in the first quarter decreased 10 basis points as a percent of net sales to 19.6 percent, primarily reflecting a 20 basis point favorable impact from the business segment mix change.

Reported operating earnings for the first quarter were $456 million, or 3.4 percent of net sales compared to $466 million, or 3.5 percent of net sales last year. Retail food operating earnings were $399 million, or 3.9 percent of net sales, compared with $449 million, or 4.3 percent of net sales last year, primarily reflecting the impact of soft sales and investments in price as well as higher energy costs and a LIFO charge partially offset by lower employee related costs and synergies from the Albertsons acquisition. Supply chain services operating earnings were $86 million, or 2.9 percent of sales, compared with $67 million, or 2.3 percent of sales last year primarily reflecting improved sales leverage.

Net interest expense for the first quarter was $190 million compared to $223 million last year reflecting lower borrowing levels and interest rates.

SUPERVALU’s income tax expense was $104 million, or 39.0 percent of pre-tax income in the first quarter of fiscal 2009, compared to $95 million, or 39.0 percent of pre-tax income in the first quarter last year. The effective tax rate for fiscal 2008 was 39.3 percent.

Capital spending for the first quarter was $338 million, including approximately $1 million in capital leases. In the first quarter, the company completed 43 major remodels, 1 minor remodel and 7 new stores. Capital spending primarily included store remodeling activity, new retail stores and technology expenditures.

Total debt to capital was 59 percent at quarter end compared to 60 percent at fiscal 2008 year-end. The total debt to capital ratio is calculated as total debt, which includes current and long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

Diluted weighted-average shares outstanding for the first quarter were 214 million shares compared to 216 million shares last year. As of June 14, 2008, SUPERVALU had 212 million shares outstanding.

Fiscal 2009 Guidance

Based on the current economic environment and despite actions the company is taking to mitigate the slowdown in consumer spending, the company is updating its fiscal 2009 guidance. Earnings are now expected to be in the range of $3.00 to $3.16 per diluted share on a GAAP basis and $3.04 to $3.20 on an adjusted basis when excluding one-time acquisition-related costs. Identical stores sales growth, excluding fuel, is now projected to be approximately 0.5 percent compared to previous guidance of 1.0 to 2.0 percent. These revisions reflect higher energy costs, higher non-cash LIFO charges and the effect of the economy on consumers, partially offset by tighter expense controls and other mitigating activities.

Fiscal 2009
Diluted Earnings Per Share Summary
	Updated Guidance	Previous
Guidance
Diluted earnings per share on a GAAP basis	$3.00 to $3.16	$3.06 to $3.22
One-time acquisition-related costs	$ 0.04	$0.04 to $0.03
Diluted earnings per share before one-time costs	$3.04 to $3.20	$3.10 to $3.25
Weighted-average diluted shares outstanding (millions)	214 to 216	215 to 217

SUPERVALU’s fiscal 2009 guidance includes the following assumptions:

  Net sales are estimated to be approximately $45 billion, including an approximate benefit of $800 million from the 53rd week in the fiscal year;
  Diluted earnings per share will benefit approximately $0.06 from the 53rd week;
  Identical store sales growth, excluding fuel, is projected to be approximately 0.5 percent;
  Sales attrition in the traditional food distribution business will be approximately 2 to 4 percent for the year. This rate is exclusive of new business and the multi-year migration of Target Corporation volume to self distribution;
  Consumer spending will continue to be pressured by inflation and the economy;
  Capital spending is projected to be approximately $1.3 billion, which includes 165 major store remodels, approximately 15 new traditional supermarkets and 55 to 65 limited assortment stores, including 30 licensed stores;
  Debt reduction is estimated to be $400 million;
  Incremental synergy benefits in fiscal 2009, relating to the Albertsons acquisition, are estimated to be approximately $40 to $50 million pre-tax;
  One-time acquisition-related costs are expected to be approximately $16 million pre-tax in fiscal 2009; and
  The effective tax rate is estimated to be approximately 39 percent.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 55810348 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through August 8, 2008.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $45 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,475 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 192,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes continued provision of transition support services and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
(In millions, except per share data)	June 14, 2008	June 16, 2007

Net sales
Retail food	$10,346	$10,423
	77.5%	78.4%
Supply chain services	3,001	2,869
	22.5%	21.6%
Total net sales	$13,347	$13,292
	100.0%	100.0%

Operating earnings
Retail food operating earnings	$399	$449
Supply chain services operating earnings	86	67
General corporate expenses	(29)	(50)
Total operating earnings	456	466
Interest expense, net	190	223
Earnings before income taxes	$266	$243
Income tax expense	104	95
Net earnings	$162	$148

LIFO charge	$20	$7

Depreciation and amortization
Retail food	$296	$295
Supply chain services	26	29
Total	$322	$324

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended

(In millions, except per share data)	June 14, 2008	% of sales	June 16, 2007	% of sales

Net sales	$13,347	100.0%	$13,292	100.0%
Cost of sales	10,282	77.0%	10,209	76.8%
Gross profit	3,065	23.0%	3,083	23.2%

Selling, general and administrative expenses	2,609	19.6%	2,617	19.7%
Operating earnings	456	3.4%	466	3.5%

Interest expense, net	190	1.4%	223	1.7%
Earnings before income taxes	266	2.0%	243	1.8%
Income tax expense	104	0.8%	95	0.7%

Net earnings	$162	1.2%	$148	1.1%

Net earnings per common share
Basic	$0.76		$0.70
Diluted	$0.76		$0.69
Weighted average common shares outstanding
Basic	212		211
Diluted	214		216

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
	June 14, 2008	February 23, 2008

ASSETS
Current assets
Cash and cash equivalents	$259	$243
Accounts and notes receivable, net	886	951
Inventories	2,956	2,776
Prepaid and other current assets	197	177
Total current assets	4,298	4,147

Land, buildings, leasehold improvements and equipment, net	7,543	7,533

Goodwill	6,956	6,957

Intangibles, net	1,934	1,952

Other assets	497	473

Total assets	$21,228	$21,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities

Accounts payable and accrued liabilities	$3,386	$3,354
Current maturities of long-term debt and capital lease obligations	446	331
Other current liabilities	892	922
Total current liabilities	4,724	4,607

Long-term debt and obligations under capital leases	8,404	8,502

Other long-term liabilities and deferred credits	1,988	2,000

Total stockholder's equity	6,112	5,953

Total liabilities and stockholders’ equity	$21,228	$21,062

CONTACT:
SUPERVALU
Investors and Financial Media:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
or
Jean Giese, 952-828-4939
jean.giese@supervalu.com